Exhibit 10.6

Pinnacle Bankshares Corporation

Base Salaries of Executive Officers of the Registrant

As of March 28, 2012, the following are the base salaries (on an annual basis) of the executive officers of Pinnacle Bankshares Corporation:

Aubrey H. Hall, III	$180,000
President and Chief Executive Officer

Carroll E. Shelton	$126,753
Vice President

Bryan M. Lemley	$119,400
Secretary, Treasurer and Chief Financial Officer